Exhibit 3.4

LIMITED LIABILITY COMPANY AGREEMENT

OF

ASCARATE GROUP LLC

THIS AGREEMENT is entered into to be effective November 2, 2005, by and among the undersigned for the purpose of engaging in the Business.

For and in consideration of the mutual covenants, rights, and obligations set forth in this Agreement, the benefits to be derived therefore, and other good and valuable consideration, the receipt and the sufficiency of which each Member acknowledges and confesses, the Members agree as follows:

1. Definitions

1.1 Definitions. As used in this Agreement, and unless otherwise expressly provided in this Agreement, the following terms have the following meanings:

“Act” means the Delaware Limited Liability Company Act and any successor statute, as amended from time to time.

“Agreement” means this Limited Liability Company Agreement of Ascarate Group LLC.

“Assignment,” or any correlative form of “Assign,” means any method whatsoever, whether direct or indirect and whether voluntary or involuntary, by which the legal or beneficial ownership of all or part of a Membership Interest is transferred or changed.

“Business” means the means the business of investments, management of investment properties, owning real estate, and such other business as may be agreed upon by the Members.

“Code” means the Intiman Revenue Code of 1986 and any successor statute, as amended from time to time.

“Company” means Ascarate Group LLC, a Delaware limited liability company.

“DGCL” means the Delaware General Corporation Law and any successor statute, as amended from time to time.

“Entity” or “entity” includes any partnership, joint venture, limited partnership, limited liability partnership, limited liability limited partnership, corporation, limited liability company, professional corporation, professional association, trust, estate, custodian, trustee, executor, administrator, nominee, representative, unincorporated organization, sole proprietorship, employee benefit plan, tribunal, governmental entity, department, agency, or any other entity or arrangement.

“Interest” means a Member’s interest (expressed as a percentage) in the Company that represents a Member’s distributive share of income, gain, loss, deductions or credits (or items thereof).

“Major Decision” means any action taken with respect to, or in any way affecting, the Company or this Agreement that must be approved under this Agreement by all the Members. Major Decisions include the following: (a) to sell, lease, exchange, otherwise dispose of, pledge, or mortgage all or substantially all of the Company’s property and assets (with or without goodwill); (b) to amend or restate the articles of organization or this Agreement; (c) to be a party to a merger, interest exchange, or conversion; (d) to commingle Company funds with funds of any other person; (e) to use Company funds or assets other than for the Company Business; and (f) to do or cause to be done any act in contravention of this Agreement.

“Majority in Interest” means either (a) one or more Members having among them more than a 50 percent Interest, or (b) if under the terms of this Agreement less than all Members are entitled to vote on a particular matter, those Members whose Interests aggregate more than 50 percent of the Membership Interests of the Members who are entitled to vote on that matter.

“Member” means a person who has been admitted to the Company as a Member as provided in this Agreement, but not including any person who has ceased to be a Member in the Company.

“Membership Interest” means the interest of a Member in the Company consisting of the right to share in profits and losses, to receive distributions of the Company’s assets, and to receive allocations of income, gain, loss, deduction, and similar items of the Company, as represented by the Member’s capital account and Interest.

“Person” or “person” includes any natural person (regardless of citizenship or residency) and any entity.

Other terms defined herein have the meanings so given them.

1.2 Other Terms. Unless the context requires otherwise: (a) words importing the singular number or plural number will include the plural number and singular number respectively; (b) words importing the masculine gender will include the feminine and neuter genders and vice versa; (c) references to “include,” “includes,” and “including” will be deemed to be followed by the phrase “without limitation”; (d) references in this Agreement to “herein,” “hereby” or “hereunder,” or any similar formulation, will be deemed to refer to this Agreement as a whole, including the Schedules; (e) references to Articles and Sections refer to articles and sections of this Agreement; (f) references to Schedules are to Schedules attached hereto, each of which is incorporated herein for all purposes; and (g) references to “dollars” or “$” means United States of America dollars.

2. Member Admission and Withdrawal

No person shall be admitted as a Member without the written consent of all Members. No Member has the right or the power to withdraw from the Company or to withdraw any part of its capital from the Company without the consent of the non-withdrawing Members. No Member may be expelled as a Member in the Company.

3. Capital Contributions, Interests

Each Member shall not be required to make an initial capital contribution. Future capital contributions may only be made if approved by all the Members and must be made in proportion to the Members’ respective Interests. The Company shall maintain a separate capital account for each Member in accordance with the rules of the Treasury regulations promulgated from time to time under section 704(b) of the Code. No Member has the right to withdrawal’ to make a demand for withdrawal of its capital account until the Company’s liquidation.

The specific Interests of each Member as of the effective date of this Agreement are described in Schedule 1 to this Agreement.

4. Distributions and Allocations

4.1 Distributions. At any time and from time to time before the Company’s liquidation, distributions of cash on hand or property may be made to the Members in proportion to their respective Interests. Upon the Company’s liquidation and winding up as provided in Article 8, all Company assets shall be distributed to the Members in proportion to their respective Interests.

4.2 Allocations. All items of Company income, gain, loss, deduction, and credit will be allocated to the Members in proportion to their respective Interests.

5. Management and Operations

5.1 Powers. The Company shall not have “managers” as that term is used in the Act. The powers of the Company shall be exercised by or under the authority of, and the Business and affairs of the Company shall be managed under the direction of, the Members. No person other than a Member has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company, or to incur any expenditure on behalf of the Company unless the Members have delegated such authority or power to that person. Subject to compliance with Section 5.2, each Member has the power and authority acting alone to transact business for and on behalf of the Company.

5.2 Member Action. As among the Members, all decisions made for or on behalf of the Company must be agreed to by a Majority in Interest of the Members (either orally or in writing) unless otherwise expressly provided in this Agreement. Any Major Decision shall be approved by the written consent of all Members.

6. Indemnification

The Company shall indemnify and advance expenses to each Member, officer, employee and agent to the fullest extent permitted by the concepts contained in Section 145 of the DGCL, with the terms therein to be interpreted in the context of a limited liability company rather than a corporation. For instance, (a) a reference in the DGCL to a corporation is deemed a reference to a limited liability company, (b) a reference to a share is deemed a reference to a Membership Interest, (c) a reference to a stockholder is deemed a reference to a Member, (d) a reference to a director or officer is deemed a reference to a Member or officer; (e) a reference to articles of incorporation is deemed a reference to the Company’s Certificate and this Agreement, and (f) a reference to bylaws is deemed a reference to this Agreement.

7. Restrictions on Assignment

An Assignment of a Membership Interest may only be effected with the consent of the non Assigning Members. Any Assignment that is made without the consent of the non-Assigning Members is void. An assignee may only be admitted to the Company as a Member with the consent of the non Assigning Members.

8. Dissolution and Winding Up

8.1 Dissolution. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events: (a) the unanimous consent of all Members; or (b) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act. No other event will cause the Company to dissolve.

8.2 Winding Up and Termination.

(a) On the occurrence of an event described in Section 8.1, the Members shall proceed diligently to wind up the affairs of the Company and make final distributions as provided in the Act. The costs of winding up shall be borne as a Company expense.

(b) The proceeds from liquidation of the Company and any Company assets that are not sold in connection with the liquidation will be applied in the following order of priority:

(i) First, to the payment of the debts and satisfaction of the other obligations of the Company, including debts and obligations to Members; and

(ii) Second, to the Members in accordance with Section 4.1.

The distribution of cash or property to a Member in accordance with the provisions of this Section 8.2(b) constitutes a complete return to the Member of its capital contributions and a complete distribution to the Member of its Membership Interest and all of the Company’s property and constitutes a compromise to which each Member has consented.

(c) On completion of such final distribution, the Members shall take such actions as may be necessary to terminate the existence of the Company.

8.3 No Restoration of Capital Accounts. At no time during the Company’s term or upon the Company’s dissolution and liquidation will a Member with a negative balance in its capital account have any obligation to the Company, any other Members or any other person to restore the negative balance.

9. General Provisions

Each provision of this Agreement is intended to be severable. If any term or provision in this Agreement is determined to be invalid, void, or unenforceable, the remainder of this Agreement’s provisions will remain in full force and effect and will in no way be affected, impaired, or invalidated. Subject to the restrictions on Assignment set forth in this Agreement, this Agreement is binding on and inures to the benefit of the Members and their respective heirs, legal representatives, successors, and assigns. The laws of the State of Delaware shall govern the validity, performance, interpretation, application, enforcement, remedies, rights and obligations under this Agreement. This Agreement may be amended or restated from time to time only with the consent of all the Members. This Agreement contains the entire understanding among the parties and supersedes any previous written or oral agreements between them concerning this Agreement’s subject matter.

[Signature Page Follows]

EXECUTED to be effective on the date first above written

/s/ Paul Foster
Paul Foster

/s/ Jeff Stevens
Jeff Stevens

/s/ Scott Weaver
Scott Weaver

/s/ Ralph Schmidt
Ralph Schmidt

SCHEDULE 1 TO

LIMITED LIABILITY COMPANY AGREEMENT

Member	Interest
Paul Foster	72%
Jeff Stevens	18%
Scott Weaver	5%
Ralph Schmidt	5%